As filed with the Securities and Exchange Commission on August 1, 2007
                                               Registration No.  333-
                                                                     -----------
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       -----------------------------------
                                  WPP GROUP PLC
             (Exact name of registrant as specified in its charter)

               ENGLAND AND WALES                                                                 NONE
(State or other jurisdiction of incorporation or organization)                 (I.R.S. Employer Identification No.)

                                 27 FARM STREET
                             LONDON W1J 5RJ ENGLAND
                               011-44-20-7408-2204
              (Address of registrant's principal executive offices)

                 24/7 REAL MEDIA, INC. 2002 STOCK INCENTIVE PLAN
                   24/7 MEDIA, INC. 1998 STOCK INCENTIVE PLAN
                            (Full title of the plans)

                               ANDREA HARRIS, ESQ.
                               GROUP CHIEF COUNSEL
                                 27 FARM STREET
                             LONDON W1J 5RJ ENGLAND
                     (Name and address of agent for service)

                               011-44-20-7408-2204
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                                CURT MYERS, ESQ.
                               DAVIS & GILBERT LLP
                                  1740 BROADWAY
                              NEW YORK, N.Y. 10019
                                 (212) 468-4800
                     ---------------------------------------
                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
      Title of securities to be registered          |  Amount to be  |   Proposed    | Proposed maximum  |   Amount of
                                                    |   registered   |    maximum    |     aggregate     | registration
                                                    |                |offering price |  offering price   |     fee
                                                    |                |  per share    |                   |
-----------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value 10p each (1)(2)      | 2,626,650(3)   |   $14.19(4)   |  $37,272,163.50   | $ 1,144.26
-----------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value 10p each (1)(2)      | 2,195,994(5)   |   $ 7.79(6)   |  $17,106,793.26   | $   525.18
-----------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value 10p each (1)(2)      |     1,594(7)   |   $ 7.04(8)   |     $ 11,221.76   | $     0.34
-----------------------------------------------------------------------------------------------------------------------
     Total                                          |                |               |                   |  $1,669.78
-----------------------------------------------------------------------------------------------------------------------

(1) The ordinary shares being registered hereby are issuable to the Registrant's Depositary to support American Depositary Shares ("ADSs") issuable upon lapse of restrictions on restricted ADS awards and upon exercise of options. Each ADS represents 5 ordinary shares. The ADSs, some of which are evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares have been registered under a separate registration statement on Form F-6 (File No. 333-5906).
(2) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional ordinary shares that may be necessary to adjust the number of ordinary shares subject to issuance pursuant to the 2002 Plan and the 24/7 Media, Inc. 1998 Stock Incentive Plan (the "1998 Plan") as a result of any future stock split, stock dividend or similar transaction with respect to ordinary shares.
(3) Represents the total number of ordinary shares currently reserved for issuance upon the lapse of restrictions on restricted ADS awards granted under the 24/7 Real Media, Inc. 2002 Stock Incentive Plan (the "2002 Plan"). No additional restricted ADS awards will be granted under such plan.
(4) Estimated solely for purposes of calculating the filing fee. Such estimate has been calculated based on one fifth of the average of the high and low prices of the ADSs representing the ordinary shares issuable upon lapse of restrictions on the restricted ADS awards on the NASDAQ Global Select Market on July 27, 2007.
(5) Represents the total number of ordinary shares currently reserved for issuance upon the exercise of options granted under the 2002 Plan. No additional options will be granted under such plan.
(6) Estimated solely for purposes of calculating the filing fee. The price per share is calculated on the basis of one fifth of the weighted average exercise price of the ADSs representing the ordinary shares issuable upon exercise of the options.
(7) Represents the total number of ordinary shares currently reserved for issuance upon the exercise of options granted under the 1998 Plan. No additional options will be granted under such plan.
(8) Estimated solely for purposes of calculating the filing fee. The price per share is calculated on the basis of one fifth of the weighted average exercise price of the ADSs representing the ordinary shares issuable upon exercise of the options.

                                EXPLANATORY NOTE

References to the "Company" and the "Registrant" mean WPP Group plc, an English public limited company. References to "24/7" mean 24/7 Real Media, Inc., a Delaware corporation. References to "TS Transaction" mean TS Transaction, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Registrant.

Under an Agreement and Plan of Merger dated as of May 17, 2007, and amended as of July 12, 2007, by and among the Registrant, TS Transaction and 24/7: (1) TS Transaction effected a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $0.01 per share, of 24/7 ("24/7 Common Stock"), (2) following the successful completion of the Offer, 24/7 merged with and into TS Transaction (the "Merger"), with 24/7 surviving as an indirect wholly-owned subsidiary of the Registrant, and (3) with certain exceptions, each share of 24/7 Common Stock that was not tendered and accepted pursuant to the Offer was canceled in exchange for the right to receive $11.75 in cash.

As of July 12, 2007, the effective time of the Merger (the "Effective Time"), all options to purchase shares of 24/7 Common Stock ("24/7 Options") that were then outstanding under any option or equity based compensation plan or agreement of 24/7 and unexercised ceased to represent a right to acquire 24/7 Common Stock. Each 24/7 Option that was vested, exercisable and outstanding immediately prior to the Effective Time was canceled, and the Registrant paid, or caused 24/7 to pay, each holder of any such 24/7 Option an amount in cash (without interest) determined by multiplying (1) the excess, if any, of $11.75 per share of 24/7 Common Stock over the applicable exercise price of such 24/7 Option by
(2) the number of shares of 24/7 Common Stock such holder could have purchased had such holder exercised such option in full by payment of the applicable exercise price in cash immediately prior to the Effective Time. 24/7 Options that were outstanding but not vested at the Effective Time were converted into options to acquire a number of American Depositary Shares of the Registrant (each an "ADS") equal to (1) the product of (A) the number of shares of 24/7 Common Stock subject to such 24/7 Option on the date of the Effective Time and
(B) $11.75, divided by (2) the volume weighted average price of an ADS on NASDAQ for the 10 trading days immediately preceding the date on which the Effective Time occurred (the "VWAP"); provided that fractional shares resulting from such multiplication were rounded down to the nearest whole number of ADSs. From and after the Effective Time, the exercise price per ADS under each such 24/7 Option is equal to (1) the exercise price per share of 24/7 Common Stock at which such 24/7 Option was exercisable immediately prior to the Effective Time, divided by
(2) the quotient obtained by dividing (A) $11.75 by (B) the VWAP; provided that such exercise price is rounded up to the nearest whole cent. Each ADS represents five ordinary shares, nominal value 10p each, of the Registrant ("Ordinary Shares").

Effective as of the Effective Time, each award of a right to receive (subject to and conditioned upon the lapsing of restrictions established in accordance with the 24/7 Real Media, Inc. 2002 Stock Incentive Plan (the "2002 Plan")) a share of 24/7 Common Stock ("24/7 Restricted Stock Award") held by a participant under the 2002 Plan, was converted automatically into an award of a right to receive (subject to and conditioned upon the lapsing of restrictions established in accordance with the 2002 Plan) a number of ADSs (a "Restricted ADS Award") equal to (1) the product of (A) the number of shares of 24/7 Common Stock issuable upon lapse of the restrictions on such 24/7 Restricted Stock Award and (B) $11.75, divided by (2) the VWAP (rounded down to the nearest whole ADS). The ADSs underlying each Restricted ADS Award are issuable upon lapse of the restrictions on such award.

This Registration Statement relates to 4,824,238 Ordinary Shares represented by ADSs to be issued in the future upon the lapse of restrictions on Restricted ADS Awards outstanding under the 2002 Plan and the exercise of options outstanding under the 2002 Plan and the 24/7 Media, Inc. 1998 Stock Incentive Plan (the "1998 Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2002 Plan and the 1998 Plan (collectively, the "Plans"), as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), such documents are not required to be filed with the Commission as part of this Registration Statement. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible participants in the Plans pursuant to Rule 428(b) or additional information about the Plans is available without charge by contacting:

Andrea Harris, Esq.
Group Chief Counsel
WPP Group plc
27 Farm Street
London W1J 5RJ England
011-44-20-7408-2204

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

     o    Annual Report on Form 20-F for the year ended December 31, 2006.
     o Report on Form 6-K filed on November 10, 2005, which includes a description of the Registrant's share capital and American Depositary Shares, representing the Registrant's ordinary shares.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity under English law of the Ordinary Shares of the Registrant offered hereby has been passed upon by Allen & Overy LLP.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 136 of the Registrant's Articles of Association provides:

     "Except to the extent prohibited or restricted by the Statutes, but without prejudice to any indemnity to which a director or other officer may otherwise be entitled, every director or other officer (excluding an auditor) of the Company may be indemnified out of the assets of the Company against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office."

     Section 310 of the U.K.Companies Act 1985 (as amended) provides as follows:

         "310. PROVISIONS EXEMPTING OFFICERS AND AUDITORS FROM LIABILITY

     (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

     (2) Except as provided by the following subsection, any such provision is void.

     (3)  This section does not prevent a company

          (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

          (b) from indemnifying any such officer or auditor against any liability incurred by him

               (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

               (ii) in connection with any  application  under section 144(3) or
                    (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the U.K. Companies Act 1985 (as amended) provides as follows:

             "727. POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES:

     (1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect to the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

     (2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

     (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

The Registrant maintains directors' and officers' insurance coverage that, subject to policy terms and limitations, will include coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay directors or officers of Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8. EXHIBITS

Exhibit No.        Description

   4.1             Memorandum and Articles of Association of WPP Group plc
                   (incorporated herein by reference to Exhibit 1 of the
                   Registrant's Report on Form 6-K filed with the Securities and
                   Exchange Commission on November 10, 2005 (File No.
                   000-16350)).
   4.2             Deposit Agreement, dated as of October 27, 2005, among WPP
                   2005 plc, Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary
                   Receipts issued thereunder (incorporated herein by reference to Exhibit 3(a) of the Registrant's Registration Statement on
                   Form F-6 filed with the Securities and Exchange Commission on
                   October 21, 2005 (File No. 333-129170)).
   4.3             Form of American Depositary Receipt ((incorporated herein by reference to prospectus filed pursuant to Rule 424(b)(3) to the Registrant's Registration Statement on Form F-6 filed
                   with the Securities and Exchange Commission on October 27,
                   2005 (File No. 333-129170)).
   5.1             Opinion of Allen & Overy LLP regarding the validity of the securities to be registered.*
  23.1             Consent of Deloitte & Touche LLP.*
  23.2             Consent of Allen & Overy LLP (included in the opinion filed
                   Exhibit 5.1).
   24              Powers of Attorney (included on signature page).*

*  Filed herewith

ITEM 9. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 1, 2007.

                                        WPP Group plc





                                        /s/ Paul W. G. Richardson
                                        -------------------------
                                        By: Paul W. G. Richardson
                                        Title: Group Financial Director


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below hereby severally constitutes and appoints Paul W. G. Richardson his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of August 1, 2007.

         Signature                              Title
         ---------                              -----


---------------------                           Chairman (non-executive) of the Board of Directors
Philip Lader


/s/ Martin Sorrell                              Group Chief Executive (Principal Executive Officer and Director)
------------------
Sir Martin Sorrell

/s/ Paul W.G. Richardson                        Group Finance Director (Principal Financial Officer and Director) and Authorized
------------------------                        Representative in the United States
Paul W.G. Richardson

/s/ David Barker                                Group Finance Controller (Controller)
----------------
David Barker

/s/ Mark Read                                   Executive Director
-------------
Mark Read

/s/ Colin Day                                   Non-Executive Director
------------
Colin Day

                                                Non-Executive Director
---------------------
Esther Dyson

                                                Non-Executive Director
---------------------
Orit Gadiesh

/s/ David H. Komansky                           Non-Executive Director
---------------------
David H. Komansky

                                                Non-Executive Director
---------------------
Christopher Mackenzie

/s/ Stanley W. Morten                           Non-Executive Director
---------------------
Stanley W. Morten

/s/ Koichiro Naganuma                           Non-Executive Director
---------------------
Koichiro Naganuma

/s/ Lubna Olayan                                Non-Executive Director
----------------
Lubna Olayan

/s/ John Quelch                                 Non-Executive Director
---------------
John Quelch

                                                Non-Executive Director
---------------------
Jeffrey A. Rosen

                                                Non-Executive Director
---------------------
Paul Spencer

                                Index to Exhibits

Exhibit No.        Description
   5.1             Opinion of Allen & Overy LLP regarding validity of securities being registered.
  23.1             Consent of Deloitte & Touche LLP.
  23.2             Consent of Allen & Overy LLP (included in the opinion filed as Exhibit 5.1).
   24              Powers of Attorney (included on signature page).